EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-78296, 33-84554, and 33-11765) of Hydron Technologies, Inc. and the related prospectuses of our audit report dated January 12, 2009 with respect to the consolidated balance sheet at September 30, 2008 and 2007 and consolidated statements of operations, changes in shareholder’ equity and cash flows of Hydron Technologies, Inc. for the years ended September 30, 2008 and 2007, the nine-month period ended September 30, 2007 which is included on Form 10-K of Hydron Technologies, Inc. for the year ended September 30, 2008.

/s/ SHERB & CO., LLP

Boca Raton, Florida
January 12, 2009